    FILED PURSUANT TO RULE 424(b)(3)

    REGISTRATION NO. 333-150422

PROSPECTUS SUPPLEMENT NO. 4

TO PROSPECTUS DATED MAY 8, 2008

1,500,000 SHARES

COMMON STOCK

CAPITOL CITY BANCSHARES, INC.

This prospectus supplement supplements the Prospectus dated May 8, 2008 (as previously supplemented by Prospectus Supplement No. 1, dated May 27, 2009 and by Prospectus Supplement No. 2, dated August 17, 2009 and by Prospectus Supplement No. 3 dated November 17, 2009), relating to the offer and sale by Capitol City Banchsares, Inc. of up to 1,500,000 shares of common stock of Capitol City Bancshares, Inc.

This prospectus supplement includes:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission on April 7, 2010.

The information contained in the reports included in this prospectus supplement is dated as of the period of such reports. This prospectus supplement should be read in conjunction with the prospectus dated May 8, 2008, as supplemented to date, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated May 8, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 8, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2009

Commission File No. 000-25227

CAPITOL CITY BANCSHARES, INC.

(Name of Issuer as Specified in Its Charter)

Georgia	58-1994305
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

562 Lee Street, S.W. Atlanta, Georgia	30311
(Address of Principal Executive Offices)	(Zip Code)

(404) 752-6067

Issuer’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $1.50 PAR VALUE

(Title of Class)

Name of each exchange on which registered: None.

Indicate by check mark whether the registrant is a well-known seasoned issuer as defined in Rule 405 of the Securities Act.    Yes  ☐     No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act of 1934).    Yes  ☐    No  ☒

State the aggregate market value of the voting and nonvoting common equity held by nonaffiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked prices of such common equity, as of June 30, 2009: $23,095,530 (based on the stock price of $10.00 as of that date).

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 2,418,394 shares of $1.50 par value common stock as of March 30, 2010.

DOCUMENTS INCORPORATED BY REFERENCE

Registrant’s definitive Proxy Statement, which is to be filed with the Securities and Exchange Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this 10-K Annual Report, is incorporated by reference into Part III of this 10-K Annual Report.

Forward Looking Statement Disclosure

Statements in this Annual Report regarding future events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results of Capitol City Bancshares, Inc. (the “Company”) could be quite different from those expressed or implied by the forward-looking statements. Any statements containing the words “could,” “may,” “will,” “should,” “plan,” “believes,” “anticipates,” “estimates,” “predicts,” “expects,” “projections,” “potential,” “continue,” or words of similar import, constitute “forward-looking statements,” as do any other statements that expressly or implicitly predict future events, results, or performance. Factors that could cause results to differ from results expressed or implied by our forward-looking statements include, among others, risks discussed in the text of this Annual Report as well as the following specific items:

•	General economic conditions, whether national or regional, that could affect the demand for loans or lead to increased loan losses;

•

Competitive factors, including increased competition with community, regional, and national financial institutions, that may lead to pricing pressures that reduce yields the Company achieves on loans and increase rates the Company pays on deposits, loss of the Company’s most valued customers, defection of key employees or groups of employees, or other losses;

•

Increasing or decreasing interest rate environments, including the shape and level of the yield curve, that could lead to decreases in net interest margin, lower net interest and fee income, including lower gains on sales of loans, and changes in the value of the Company’s investment securities;

•

Changing business or regulatory conditions or new legislation, affecting the financial services industry that could lead to increased costs, changes in the competitive balance among financial institutions, or revisions to our strategic focus;

•

Changes or failures in technology or third party vendor relationships in important revenue production or service areas, or increases in required investments in technology that could reduce our revenues, increase our costs or lead to disruptions in our business.

Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management’s analysis only as of the date of the statements. The Company does not intend to publicly revise or update forward-looking statements to reflect events or circumstances that arise after the date of this report.

Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission (the “SEC”).

PART I

ITEM 1.	BUSINESS

Business Overview

On April 14, 1998, Capitol City Bancshares, Inc. (the “Company”) was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for Capitol City Bank and Trust Company (the “Bank”).

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

Capitol City Bank and Trust Company (the “Bank”) is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and 94 Peachtree Street, Atlanta, Georgia 30303.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and timed deposits, making individual, consumer, commercial, and installment loans, money transfers, safe deposit services, and making investments in U.S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity Integrated Financial Solutions. The Bank offers its customers a variety of checking and savings accounts. The installment loan department makes both direct consumer loans and also purchases retail installment contracts from sellers of consumer goods.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond and Dougherty Counties. Each of these areas has a diverse commerce, including manufacturing, financial and service sector economies. Atlanta also serves as the capital of the State of Georgia, with a significant number of residents employed in government.

Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

As of December 31, 2009, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, Wachovia National Bank of Georgia and The Federal Home Loan Bank of Atlanta. The correspondent banks provide certain services to the Bank, buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participation and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

Capitol City Bancshares, Inc. (the “Company”) owns 100% of the capital stock of the Bank. The Company also owns 100% of the capital stock of, and operates as its subsidiary, a mortgage company called Capitol City Home Loans, Inc. The principal role of the Company is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank offers demand accounts, savings accounts, money market accounts, certificates of deposit and IRA accounts to customers. Loans are made to consumers and small businesses. Approximately 60% of the loan portfolio are loans to small businesses and include loans made through the Small Business Administration. Consumer loans include first and second mortgage loans, home equity loans, auto loans and signature loans.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In addition to large national banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s markets.

Capitol City Home Loans, Inc.

The mortgage company has offices in the Stone Mountain area and in the Savannah branch of the Bank and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and has until recently originated mortgage loans and brokered those loans to independent investors. Capitol City Home Loans, Inc., has suspended its loan origination activities until such time as the mortgage market becomes more stable.

Employees

As of December 31, 2009, the Company had 82 full-time employees and 12 part time employees. The Company is not a party to any collective bargaining agreements.

Supervision and Regulation

Bank holding companies and banks are regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations affecting the Company, the Bank, and to a more limited extent the Company’s subsidiaries.

This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and its subsidiaries. The scope of regulation and permissible activities of the Company and its subsidiaries is subject to change by future federal and state legislation. Supervision, regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

Regulation of the Company

The Company is a registered holding company under the Federal Bank Holding Company Act and the Georgia Bank Holding Company Act and is regulated under such Act by the Federal Reserve and by the Georgia Department of Banking and Finance (“GDB&F”), respectively.

Reporting and Examination

As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the GDB&F and to provide such additional information as the applicable regulator may require pursuant to the Federal and Georgia Bank Holding Company Acts. The Federal Reserve and the GDB&F may also conduct examinations of the Company to determine whether the Company is in compliance with Bank Holding Company Acts and regulations promulgated thereunder.

Regulatory Order

On January 13, 2010, Capitol City Bank & Trust Company (the “Bank”), the wholly-owned subsidiary bank of Capitol City Bancshares, Inc., entered into a Stipulation to the Issuance of a Consent Order (the “Stipulation”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “GDB&F”), whereby the Bank consented to the issuance of a Consent Order (the “Order”). A copy of the Order was attached to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2010.

The Order is based on findings of the FDIC during the on-site visitation and resulting report dated September 15, 2009. Since the completion of the visitation and report, the Board of Directors has aggressively taken an active role in working with the FDIC and the GDB&F to improve the condition of the Bank. In entering into the Order, the Bank did not concede to the findings or admit to any of the assertions therein.

Under the terms of the Order, the Bank cannot declare dividends without the prior written approval of the FDIC and the GDB&F. Other material provisions of the order require the Bank to: (i) increase its board of directors’ participation in the affairs and operations of the Bank, (ii) assess management’s ability to comply with the Order and restore all aspects of the Bank to a safe and sound condition, (iii) establish a committee to oversee the Bank’s compliance with the Order, (iv) maintain specified minimum capital ratios, (v) improve the Bank’s lending and collection policies and procedures, (vi) eliminate from its books, by charge off or collection, all assets classified as “loss” and 50% of all assets classified as doubtful, (vii) perform risk segmentation analysis with respect to concentrations of credit, (viii) receive a brokered deposit waiver from the FDIC prior to accepting, rolling over or renewing any brokered deposits, (xi) establish and review a comprehensive policy for the adequacy of the Bank’s allowance for loan and lease losses, (x) formulate and fully implement a written plan and comprehensive budget for all categories of income and expense, and (xi) prepare and submit progress reports to the FDIC and the GDB&F. The FDIC order will remain in effect until modified or terminated by the FDIC and the GDB&F.

Acquisitions

The Federal Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (1) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank; (2) acquiring all or substantially all of the assets of a bank; and (3) before merging or consolidating with another bank holding company.

The GDB&F requires similar approval prior to the acquisition of any additional banks from every Georgia bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of a bank unless the bank being acquired is either a bank for purposes of the Federal Bank Holding Company Act, or a federal or state savings and loan association or savings bank or federal savings bank whose deposits are insured by the Federal Savings and Loan Insurance Corporation and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the GDB&F for approval of such acquisition.

Source of Strength to Subsidiary Banks

The Federal Reserve (pursuant to regulation and published statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve policy, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve policy, the Company may not deem it advisable to provide such assistance. Similarly, the Federal Reserve also monitors the financial performance and prospects of non-bank subsidiaries with an inspection process to ascertain whether such non-banking subsidiaries enhance or detract from the Company’s ability to serve as a source of strength for the Bank.

Capital Requirements

We are required to comply with the capital adequacy standards established by the federal banking agencies. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of Total Capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. Total Capital consists of Tier 1 Capital, which is comprised of common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and non-cumulative perpetual preferred stock, less goodwill and certain other intangible assets, and Tier 2 Capital, which consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At December 31, 2009, our consolidated Total Capital Ratio and our Tier 1 Capital Ratio were 5.69% and 4.43%, respectively, resulting in our being classified as “undercapitalized” under the regulatory framework for prompt corrective action. For a more detailed analysis of the Company and the Bank’s regulatory requirements, please see Note 19 to the Notes to Consolidated Financial Statements.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the “Leverage Ratio”) of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Our Leverage Ratio at December 31, 2009 was 3.71%, below the minimum required. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital Leverage Ratio” (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

The Bank is subject to risk-based and leverage capital requirements adopted by its federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action.”

The federal bank agencies continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC require regulators to consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy. The regulatory agencies have proposed a methodology for evaluating interest rate risk that would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

Payment of Dividends

The Company is a legal entity separate and distinct from the Bank. Most of the revenue of the Company results from dividends paid to it by the Bank. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank, as well as by the Company to its shareholders.

Under the regulations of the GDB&F, dividends may not be declared out of the retained earnings of a state bank without first obtaining the written permission of the GDB&F, unless such bank meets all the following requirements:

(a)	total classified assets as of the most recent examination of the bank do not exceed 80% of equity capital (as defined by regulation);

(b)	the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and

(c)	the ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items. In 2008, the Company declared cash dividends to common stockholders of $.08 per common share. We did not pay a dividend during 2009 and we do not intend to pay a dividend in 2010 due to continued pressure on earnings and capital and as a result of the Consent Order.

The Riegle-Neal Interstate Banking and Branching Efficiency Act

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”) regulates the interstate activities of banks and bank holding companies. Generally speaking, under the Interstate Banking Act, a bank holding company located in one state may lawfully acquire a bank located in any other state, subject to deposit-percentage, aging requirements and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may, subject to applicable state law, branch interstate through acquisitions of banks in other states. The Interstate Banking Act and related California laws have increased competition in the environment in which the Bank operates to the extent that out-of-state financial institutions directly or indirectly enter the Bank’s market areas. It appears that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry.

The Gramm-Leach-Bliley Act of 1999

Effective March 11, 2000, the Gramm-Leach-Bliley Act, also known as the “Financial Modernization Act,” enabled full affiliations to occur among banks and securities firms, insurance companies, and other financial service providers, and enabled full affiliations to occur between such entities. This legislation permits bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously allowed by bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking and other activities that the Federal Reserve determines to be financial in nature or complementary to these activities. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve, but the Financial Modernization Act applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. The Company has no current intention of becoming a financial holding company, but may do so at some point in the future if deemed appropriate in view of opportunities or circumstances at the time.

The Financial Modernization Act also imposed new requirements on financial institutions with respect to consumer privacy. The statute generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the Financial Modernization Act. The statute also directed federal regulators, including the Federal Reserve and the FDIC, to prescribe standards for the security of consumer information. The Company and the Bank are subject to such standards, as well as standards for notifying consumers in the event of a security breach.

Regulation of the Bank

As a state-chartered bank, the Bank is examined and regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the GDB&F.

The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claim of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC also approves conversions, mergers, consolidations, and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assumed bank is an insured nonmember state bank.

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Bank Holding Company Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.

The GDB&F regulates all areas of the banks banking operations, including mergers, establishment of branches, loans, interest rates, and reserves. The Bank must have the approval of the Commissioner to pay cash dividends, unless at the time of such payment:

a. the total classified assets at the most recent examination of such bank do not exceed 80% of Tier 1 capital plus Allowance for Loan Losses as reflected at such examination;

b. the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes but before dividends, for the pervious calendar year; and

c. the ratio of Tier 1 Capital to Adjusted Total Assets shall not be less than six (6) percent.

The Bank is also subject to State of Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

Expansion through Branching, Merger or Consolidation

With respect to expansion, the Bank was previously prohibited from establishing branch offices or facilities outside of the county in which its main office was located, except:

(i)	in adjacent counties in certain situations, or

(ii)	by means of merger or consolidation with a bank which has been in existence for at least five years.

In addition, in the case of a merger or consolidation, the acquiring bank must have been in existence for at least 24 months prior to the merger. However, effective July 1, 1996, Georgia permits the subsidiary bank(s) of any bank holding company then engaged in the banking business in the State of Georgia to establish, de novo, upon receipt of required regulatory approval, an aggregate of up to three additional branch banks in any county within the State of Georgia. Effective July 1, 1998, this same Georgia law permits, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary bank(s) of bank holding companies then engaged in the banking business in the State of Georgia. This law may result in increased competition in the Bank’s market area.

Capital Requirements

The FDIC adopted risk-based capital guidelines that went into effect on December 31, 1990 for all FDIC insured state chartered banks that are not members of the Federal Reserve System. Beginning December 31, 1992, all banks were required to maintain a minimum ratio of total capital to risk weighted assets of eight (8) percent of which at least four (4) percent must consist of Tier 1 capital. Tier 1 capital of state chartered banks (as defined by the regulation) generally consists of: (i) common stockholders equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. In addition, the FDIC adopted a minimum ratio of Tier 1 capital to total assets of banks, referred to as the leverage capital ratio of three (3) percent if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings and, in general is considered a strong banking organization, rated Composite “1” under the Uniform Financial Institutions Rating System (the CAMEL rating system) established by the Federal Financial Institutions Examination Council. All other financial institutions are required to maintain leverage ratio of four (4) percent.

Effective October 1, 1998, the FDIC amended its risk-based and leverage capital rules as follows: (1) all servicing assets and purchase credit card relationships (“PCCRs”) that are included in capital are each subject to a ninety (90) percent of fair value limitation (also known as a “ten (10) percent haircut”); (2) the aggregate amount of all servicing assets and PCCRs included in capital cannot excess 100% of Tier I capital; (3) the aggregate amount of nonmortgage servicing assets (“NMSAs”) and PCCRS included in capital cannot exceed 25% of Tier 1 capital; and (4) all other intangible assets (other than qualifying PCCRS) must be deducted from Tier 1 capital.

Amounts of servicing assets and PCCRs in excess of the amounts allowable must be deducted in determining Tier 1 capital. Interest-only Strips receivable, whether or not in security form, are not subject to any regulatory capital limitation under the amended rule.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted that provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides direct equity investment in perpetual preferred stock by the U.S. Treasury Department in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. The Company did not participate in the CPP.

Temporary Liquidity Guarantee Program

On October 14, 2008, the FDIC announced a new program – the Temporary Liquidity Guarantee Program. This program has two components – The Debt Guarantee Program and the Transaction Account Guarantee Program. The Debt Guarantee Program guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The FDIC will pay the unpaid principal and interest on an FDIC-guaranteed debt instrument upon the uncured failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the FDIC’s guarantee, participating institutions will pay the FDIC a fee based on the amount and maturity of the debt. The Bank and the Company have opted not to participate in the Debt Guarantee Program.

The Transaction Account Guarantee Program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. The Bank has opted to participate in the Transaction Account Guarantee Program.

FDIC Insurance Assessments

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FIDICIA”), enacted in December, 1991, provided for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act is the requirement that banks will have to meet certain safety and soundness standards. In order to comply with the Act, the Federal Reserve and the FDIC implemented regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, fees and benefits, asset quality, earnings and stock valuation.

The regulations provide for a risk based premium system which requires higher assessment rates for banks which the FDIC determines pose greater risks to the Deposit Insurance Fund (“DIF”). Under the regulations, banks pay an assessment depending upon risk classification.

To arrive at risk-based assessments, the FDIC places each bank in one of nine risk categories using a two step process based on capital ratios and on other relevant information. Each bank is assigned to one of three groups: (i) well capitalized, (ii) adequately capitalized, or (iii) under capitalized, based on its capital ratios. The FDIC also assigned each bank to one of three subgroups based upon an evaluation of the risk posed by the bank. The three subgroups include (i) banks that are financially sound with only a few minor weaknesses, (ii) banks with weaknesses which, if not corrected, could result in significant deterioration of the bank and increased risk to the DIF, and (iii) those banks that pose a substantial probability of loss to the DIF unless corrective action is taken. FDICIA imposes progressively more restrictive constraints on operations management and capital distributions depending on the category in which an institution is classified. As of December 31, 2008, the Bank met the definition of a well-capitalized institution, and will be assessed accordingly for 2009.

Pursuant to the EESA, the maximum deposit insurance amount has been increased from $100,000 to $250,000. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. Pursuant to the Federal Deposit Insurance Reform Act of 2005, the FDIC is authorized to set the reserve ratio for the DIF annually at between 1.15% and 1.50% of estimated insured deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. In an effort to restore capitalization levels and to ensure the DIF will adequately cover projected losses from future bank failures, the FDIC, in October 2008, proposed a rule to alter the way in which it differentiates for risk in the risk-based assessment system and to revise deposit insurance assessment rates, including base assessment rates. First quarter 2009 assessment rates were increased to between 12 and 50 cents for every $100 of domestic deposits, with most banks paying between 12 and 14 cents.

On November 12, 2009, the FDIC adopted the final rule amending the assessment regulations to require insured depository institutions to prepay their quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012, on December 30, 2009, along with each institution’s risk-based assessment for the third quarter of 2009. For most institutions, the amount paid on December 30 will be substantially higher than typical quarterly deposit insurance assessments.

Additionally, by participating in the TLGP, banks temporarily become subject to “systemic risk special assessments” of 10 basis points for transaction account balances in excess of $250,000 assessments up to 100 basis points of the amount of TLGP debt issued. Further, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (“FICO”), an agency of the Federal government established to recapitalize the predecessor to the DIF. The FICO assessment rates, which are determined quarterly, averaged 0.0113% of insured deposits in fiscal 2008. These assessments will continue until the FICO bonds mature in 2017.

The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices that pose a risk to the DIF or that may prejudice the interest of the bank’s depositors. The termination of deposit insurance for a bank would also result in the revocation of the bank’s charter by the DIF.

Community Reinvestment Act

The Company and the Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”) and the federal banking agencies’ regulations issued thereunder. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with its safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA.

The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution, to assess the institution’s record of assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application.

The evaluation system used to judge an institution’s CRA performance consists of three tests: (1) a lending test; (2) an investment test; and (3) a service test. Each of these tests will be applied by the institution’s primary federal regulator taking into account such factors as: (i) demographic data about the community; (ii) the institution’s capacity and constraints; (iii) the institution’s product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders.

In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

The interagency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for the test: (1) outstanding; (2) high satisfactory; (3) low satisfactory; (4) needs to improve; and (5) substantial noncompliance. An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating. Evidence of discriminatory or other illegal credit practices would adversely affect an institution’s overall rating. As a result of the Bank’s most recent CRA examination, the Bank received a “satisfactory” CRA rating.

Commercial Real Estate Lending and Concentrations

On December 12, 2006, the federal bank regulatory agencies published final guidance on “Concentration in Commercial Real Estate Lending, Sound Risk Management Practices” (the “Guidance”). This Guidance is intended to remind financial institutions that strong risk management practices and appropriate levels of capital are important elements of a sound commercial real estate (“CRE”) lending program. The Guidance does not establish specific CRE lending limits. CRE loans include those loans with risk profiles sensitive to the condition of the general CRE market. CRE loans are: land development and construction loans (including 1- to 4-family residential and commercial construction loans), other land loans, loans secured by multifamily property, and nonfarm nonresidential property where the primary source of repayment is derived from rental income associated with the property (that is, loans for which 50% or more of the source of repayment comes from third party, nonaffiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property.

Although the Guidance does not define a CRE concentration, it does describe the criteria that the regulatory agencies will use as high-level indicators to identify institutions potentially exposed to CRE concentration risk. Financial institutions may be identified for further supervisory analysis of the level and nature of its CRE concentration risk if it has experienced rapid growth in CRE lending, has notable exposure to a specific type of CRE, or is approaching or exceeds the following supervisory criteria:

•	Total reported loans for construction, land development, and other land represent 100% or more of the institution’s total capital; or

•

Total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more during the previous 36 months.

Where these criteria are identified, a financial institution will need to implement enhanced strategic planning, CRE underwriting policies, risk management and internal controls, portfolio stress testing, risk exposure limits, and other policies, including management compensation and incentives, to address the CRE risks. Higher allowances for loan losses and capital levels may also be appropriate.

For a summary of the Company’s loan concentrations, see Note 5 and Note 18 to the consolidated financial statements attached hereto.

Monetary Policy

The results of operations of the Company and the Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of the changing conditions in the foreign and national economy, as well as the effect of policies and actions taken by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Company.

Anti-Terrorism Legislation

In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “USA PATRIOT Act”) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•

to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•

to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

The USA PATRIOT Act requires financial institutions to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

•	the development of internal policies, procedures, and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy provisions of the Gramm-Leach-Bliley Act, as discussed above.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) was enacted to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and protect investors by improving the accuracy and reliability of disclosures pursuant to the securities laws. Sarbanes-Oxley includes important new requirements for public companies in the areas of financial disclosure, corporate governance, and the independence, composition and responsibilities of audit committees. Among other things, Sarbanes-Oxley mandates chief executive and chief financial officer certifications of periodic financial reports, additional financial disclosures concerning off-balance sheet items, and speedier transaction reporting requirements for executive officers, directors and 10% shareholders. In addition, penalties for non-compliance with the Exchange Act were heightened. SEC rules promulgated pursuant to Sarbanes-Oxley impose obligations and restrictions on auditors and audit committees intended to enhance their independence from management, and include extensive additional disclosure, corporate governance and other related rules. Sarbanes-Oxley represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a Board of Directors and Management and between a Board of Directors and its committees.

We have not experienced any significant difficulties in complying with Sarbanes-Oxley. However, we have incurred, and expect to continue to incur, significant costs in connection with compliance with Section 404 of Sarbanes-Oxley, which requires Management to undertake an assessment of the adequacy and effectiveness of our internal controls over financial reporting and which will require in 2009 our auditors to attest to, and report on, Management’s assessment and the operating effectiveness of these controls.

Allowance for Loan and Lease Losses

On December 13, 2006, the federal bank regulatory agencies released Interagency Policy Statement on the Allowance for Loan and Lease Losses (“ALLL”), which revises and replaces the banking agencies’ 1993 policy statement on the ALLL. The revised statement was issued to ensure consistency with generally accepted accounting principles (GAAP) and more recent supervisory guidance. The revised statement extends the applicability of the policy to credit unions. Additionally, the agencies issued 16 FAQs to assist institutions in complying with both GAAP and ALLL supervisory guidance.

Highlights of the revised statement include the following:

•

The revised statement emphasizes that the ALLL represents one of the most significant estimates in an institution’s financial statements and regulatory reports and that an assessment of the appropriateness of the ALLL is critical to an institution’s safety and soundness.

•

Each institution has a responsibility to develop, maintain, and document a comprehensive, systematic, and consistently applied process for determining the amounts of the ALLL. An institution must maintain an ALLL that is sufficient to cover estimated credit losses on individual impaired loans as well as estimated credit losses inherent in the remainder of the portfolio.

•

The revised statement updates the previous guidance on the following issues regarding ALLL: (1) responsibilities of the board of directors, management, and bank examiners; (2) factors to be considered in the estimation of ALLL; and (3) objectives and elements of an effective loan review system.

Competition

The banking industry is highly competitive. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. The Bank encounters competition from most of the financial institutions in the Bank’s primary service area. In the conduct of certain areas of its banking business, the Bank also competes with credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon the Bank.

Management believes that competitive pricing and personalized service will provide it with a method to compete effectively in the primary service area.

Proposed Legislation

Legislation is regularly considered and adopted by both the United States Congress and the Georgia General Assembly. Such legislation could result in regulatory changes and changes in competitive relationships for banks and bank holding companies. The effect of such legislation on the business of the Company and the Bank cannot be predicted.

ITEM 2.	PROPERTIES

The Company’s main offices are located at 562 Lee Street, S.W., Atlanta, Georgia 30310. The main office, which is owned by the Bank, consists of approximately 7,000 square feet, four drive-in windows and adjacent parking lot.

Banking operations are also conducted from a branch located at 2358 Cascade Road, Atlanta, Georgia 30311. This branch is owned by the Bank and has been in continuous operation since it opened in October 3, 1994. The branch is a single story building with approximately 3,000 square feet, one drive-in window and an adjacent parking lot.

The Bank maintains a branch at Hartsfield-Jackson International Airport. The Hartsfield branch has two teller windows and a customer service desk. The branch is approximately 475 square feet, and is open seven days a week. The Bank leases the space for the Hartsfield branch from the airport. With regard to the Hartsfield lease, see also Note 4 to Financial Statements, located in Item 8 of this Form 10-K, below.

The Bank maintains a branch it owns at 5674 Memorial Drive, Stone Mountain, Georgia 30083. The building is a two-story building with 4,706 square feet with a drive-in window. The Bank maintains an office it owns at 301 W. Oglethorpe Boulevard, Albany, Georgia 31707. It is a two-story building with 6,174 square feet and a drive-in window.

In January, 2003, the Bank purchased two parcels of land in downtown Savannah, Georgia, one with a 5,724 square foot building, the other across the street, an 1,820 square foot parking garage. The address for the office is 339 Martin Luther King, Jr. Boulevard, Savannah, Georgia 31401. The office opened in January, 2004 as a full-service banking location.

In July, 2004, the Bank purchased property in downtown Augusta, Georgia for a future branch site. The site contains a 5,000 square foot building previously operated as a Wachovia branch. The address is 1268 Broad Street, Augusta, Georgia 30901. The office opened in January, 2005 as a full-service banking location.

In May 2006, the Company purchased property located at 94 Peachtree Street, Atlanta, Georgia for the purpose of opening an eighth branch office. The branch opened in August 2008.

ITEM 3.	LEGAL PROCEEDINGS

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation, except as described below, in which the outcome will have a material effect on the consolidated financial statements:

All claims filed by the Commissioner of Insurance for the State against Capitol City Bank and Trust Company (the “Bank”), a subsidiary of Capitol City Bancshares, Inc., in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868, have been adjudicated and/or settled, and no claims are pending against the Company or the Bank in this proceeding. The Bank remains a party in name only as the action has been appealed on matters involving the other named parties.

ITEM 4.	(RESERVED)

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Stock Prices and Dividends

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE*	LOW SELLING PRICE*
2009

First Quarter	$10.00	$10.00
Second Quarter	$10.00	$10.00
Third Quarter	$10.00	$10.00
Fourth Quarter	$10.00	$10.00

YEAR	HIGH SELLING PRICE*	LOW SELLING PRICE*
2008

First Quarter	$10.00	$10.00
Second Quarter	$10.00	$10.00
Third Quarter	$10.00	$10.00
Fourth Quarter	$10.00	$10.00

As of December 31, 2009, the Company had approximately 1,571 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the GDB&F. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in 2008 of $.08 per share and no dividends in 2009.

On February 8, 2005, the Board of Directors of Capitol City Bancshares, Inc. (the “Company”) approved a 4-for-1 stock split of its common shares. The split entitled each shareholder of record at the close of business on March 1, 2005, to receive four shares for every one share of stock of the Company owned by the shareholder. The stock split was implemented and the stock was distributed in the form of a stock dividend.

The Company offered up to 1,500,000 shares of its common stock for $10.00 per share in a registered public offering. The final Prospectus was filed with the SEC on May 8, 2008 and contained the specifics of the offering. The Company has sold 122,146 shares and received $1,221,460 into its capital account. The offering is ongoing. The Company did not purchase any of its common stock during 2009.

Unregistered Sale of Equity Securities

On September 28, 2009, Capitol City Bancshares, Inc. entered into an agreement to sell 6,078 shares of Series B cumulative, nonvoting, $100 par value preferred stock to an institutional investor for cash consideration of $607,800. The terms of the preferred stock issuance are shown on the Amendment to the Articles of Incorporation attached as Exhibit 3.1(E) to the Company’s Quarterly Report filed with the SEC on November 13, 2009. No underwriting discounts or commissions were paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

Forward-Looking Statements

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

During 2009, we experienced growth in total assets, total interest-earning assets, total loans and total deposits. As of December 31, 2009, we reported total assets of $317.4 million, an increase of 5.6% over 2008. Total interest-earning assets increased by $11.7 million, or 4.0%, and total deposits increased by $10.2 million, or 3.8% from 2008 to 2009. Total loans increased by $7.4 million, or 3.2%, as compared to the same period in 2008. Net loss for the year ended December 31, 2009 increased by $9.6 million as compared to the year ended December 31, 2008.

Critical Accounting Policies

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on current historical data as well as other factors which are believed to be reasonable considering the circumstances.

Allowance for Loan Losses

We believe the allowance for loan losses is a critical accounting policy that requires the most significant decisions and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A substantial portion of our loan portfolio is secured by commercial real estate and residential real estate, with a concentration in church loans. The majority of those loans are secured by real estate in our primary market areas. The ultimate collectibility of a substantial portion of our loan portfolio is susceptible to changes to market conditions in our primary market areas.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2009, our liquidity ratio was considered satisfactory at 13%, although lower than our policy minimum of 15%. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements with correspondent banks.

At December 31, 2009, our capital to asset ratios were considered under capitalized based on guidelines established by regulatory authorities. During 2009, our total equity decreased by $8.6 million. This decrease consists of net losses of $10.6 million and dividends paid of $112,000, offset by issuances of common stock of $1.0 million, issuances of preferred stock of $608,000, and an increase in accumulated other comprehensive income of $475,000. At December 31, 2009, our total stockholders’ equity was $10.1 million.

The primary source of funds available to the holding company is the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2009, the Company’s and Bank’s capital ratios were considered under capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated basis and for the Bank at December 31, 2009 are as follows:

	Company	Bank	Regulatory Requirements
Leverage capital ratio	3.71%	4.06%	4.00%
Risk-based capital ratios:
Tier 1 capital	4.43%	4.84%	4.00%
Total capital	5.69%	6.10%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

Contractual Obligations and Off-Balance Sheet Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit and lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2009 and 2008 were $10.9 million and $14.4 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following table presents the Company’s contractual obligations as of December 31, 2008.

	Payments Due After December 31, 2008
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Note payable	$275	$183	$92	$—	$—
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$3,678	$183	$92	$—	$3,403

We did not have any material commitments for capital expenditures at December 31, 2009.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

BALANCE SHEETS

Total assets increased approximately $16.7 million or 5.6% from 2008 to 2009 compared to an increase of $27.7 million for the year ended December 31, 2008. The most significant increase was in total loans which increased by $7.4 million. Our loan to deposit ratio was 86% at December 31, 2009 compared to 86.5% at December 31, 2008.

The increase in assets was funded primarily by an increase in deposits of $10.2 million or 3.8% as compared to a $23.4 million increase in 2008. The increase was made up of an increase in interest-bearing deposits of $14.5 million and a decrease in noninterest-bearing deposits of $4.3 million. Time deposits of $100,000 or more decreased during this same time period by $6.8 million, to $47.8 million, while other time deposits increased during the period by $15.9 million, to $168.5 million. Noninterest-bearing deposits accounted for 9.9% and 11.9% of total deposits at December 31, 2009 and 2008, respectively. Brokered certificates of deposit increased $6.0 million to $37.6 million as of December 31, 2009.

Average total assets increased $27.9 million from 2008 to 2009. Average interest-earning assets increased $22.3 million from 2008 to 2009, including an increase in average total loans of $17.6 million, and an increase in taxable securities of $11.7 million, offset by a decrease in non-taxable securities of $6.2 million. Average interest-bearing liabilities increased during the same period by $30.6 million from $237.4 to $268.0 million. These increases in average balances for the year ended December 31, 2009 reflect steady and consistent growth during the year. The increase in average total assets and loans for the year reflect increases of 9.7% and 4.6%, respectively. Comparison of average balances indicates a pattern of sustained growth for the year.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market areas have remained stable.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal policies. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, federal funds purchased, Federal Home Loan Bank advances, securities sold under repurchase agreements, and trust preferred securities.

The yield on interest-earning assets decreased by 120 basis points to 5.69% in 2009, as compared to 6.89% in 2008. The decrease in the yield on interest-earning assets is primarily the result of the decrease in the yield on average loans of 112 basis points to 6.29% in 2009 as compared to 7.41% in

2008 and the decrease in the yield on average taxable securities of 178 basis points to 3.07% in 2009 as compared to 4.85 in 2008. Average loans represented 81.3% and 81.5% of total interest-earning assets at December 31, 2009 and 2008, respectively. The net effect on net interest income was a decrease of $1.7 million, or 21.1% as compared to 2008. The net yield on average interest-earning assets decreased 80 basis points to 2.14% during 2009 from 2.94% during 2008. The yield on average interest-bearing liabilities decreased 62 basis points to 3.87% in 2009 compared to 4.49% in 2009. Brokered deposits typically demand higher rates which has directly impacted our net interest margin. Brokered deposits are a secondary source of funding loan demand. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in Prime Rate since December 31, 2007.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses increased for the year ended December 31, 2009 from $2.5 million to $9.5 million, or by $7.0 million.

Total loan charge-offs increased by $5.7 million from $1.6 million in 2008 to $7.3 million for the year ended 2009, and recoveries decreased from $121,000 to $105,000, resulting in net charge-offs of $7.2 million and $1.5 million for the years ended December 31, 2009 and 2008, respectively. The increase in net charge-offs of $5.7 million resulted in a net charge-off to average loans ratio of 3.05% in 2009 as compared to 0.67% in 2008.

Our allowance for loan loss was $6.6 million and $4.4 million at December 31, 2009 and 2008, respectively. The allowance as a percentage of total loans increased to 2.76% in 2009 as compared to 1.87% in 2008. As of December 31, 2009, there were $36.6 million of impaired loans as compared to $15.7 million in 2008. Impaired loans consist of non-accrual loans and other loans specifically identified as impaired, and we have determined that a valuation allowance of approximately $3.2 million is required for these loans as of December 31, 2009. Due to collateral values on the underlying loans, we do not anticipate significant additional losses related to identified impaired loans. Past due loans greater than 90 days and still accruing interest decreased at December 31, 2009 as compared to 2008, from $1.2 million to $2,000. In addition to non-accrual loans, the Company also has foreclosed real estate, which is considered a nonperforming asset. At December 31, 2009, the balance in foreclosed real estate was $6.3 million compared to $2.2 million at December 31, 2008. Foreclosed real estate consists of several pieces of property which are being carried at fair value. Management does not anticipate any significant losses related to foreclosed real estate. Considering all these circumstances and the provisions for loan losses recognized in 2009, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2009.

Other income increased $185,000 or 6.9% in 2009 compared to an increase of $361,000 in 2008. Included in other income are service charges on deposit accounts which include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. Approximately 70% and 74% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2009 and 2008, respectively.

Other expenses increased $2.2 million or 22.2% during 2009. This increase is primarily a result of other operating expenses increasing $2.3 million, offset by a decrease in salaries and benefits of $243,000. The increase in other operating expenses is largely due to increases of $1.5 million in expenses related to other real estate owned and $508,000 in FDIC insurance assessments. The decrease in salaries and benefits is due to reductions in the number of employees, reductions in certain benefits, and salary cuts taken by certain employees. The number of employees decreased in 2009 from 92 to 88. Occupancy and equipment expenses decreased by $38,000. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs.

During 2009 and 2008, we recognized income tax benefits of $1.7 million and $670,000, respectively. The effective tax rate was (14%) and (41%) for the years ended December 31, 2009 and 2008. We continue to invest in tax-free securities as a means of minimizing our tax expense.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below.(1)

	December 31,
	2009	2008
	(Dollars in Thousands)
ASSETS

Cash and due from banks	$7,559	$5,050
Taxable securities	52,872	41,170
Nontaxable securities	1,626	7,824
Unrealized gains on securities available for sale	258	76
Federal funds sold	64	1,060
Loans (2)(3)	237,297	219,650
Allowance for loan losses	(3,872)	(3,188)
Other assets	21,096	17,390

	$316,990	$289,032

Total interest-earning assets	$291,859	$269,551

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand	$28,607	$30,368
Interest-bearing demand and savings	34,942	33,002
Time	218,022	196,689

Total deposits	281,571	260,059
Federal funds purchased	579	604
Federal Home Loan Bank advances	7,818	1,433
Note payable	335	431
Securities sold under repurchase agreements	2,937	1,800
Company guaranteed trust preferred securities	3,403	3,403
Other liabilities	2,529	2,339

Total liabilities	299,172	270,069

Stockholders’ equity (4)	17,818	18,963

	$316,990	$289,032

Total interest-bearing liabilities	$268,037	$237,362

(1)	Average balances were determined using the daily average balances.
(2)	Nonaccrual loans of $22.5 million and $9.3 million are included in the average balances of loans for 2009 and 2008, respectively.
(3)	Loans are net of deferred loan fees and unearned interest.
(4)	Includes average unrealized losses on securities available for sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2009		2008
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans(1)	$14,937	6.29%	$16,273	7.41%
Interest on deposits in banks	—	—	4	3.28
Interest on taxable securities	1,624	3.07	2,000	4.85
Interest on nontaxable securities(2)	59	3.61	281	3.59
Interest on federal funds sold	—	—	28	2.66

Total interest income	16,620	5.69	18,586	6.89

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	647	1.85%	768	2.33%
Interest on time deposits	9,476	4.35	9,560	4.86
Interest on federal funds purchased	9	1.51	31	5.18
Interest on Federal Home Loan Bank advances	62	0.79	34	2.36
Interest on note payable	19	5.72	7	1.66
Interest on securities sold under repurchase agreements	18	0.61	24	1.36
Interest on company guaranteed trust preferred securities	140	4.13	240	7.04

Total interest expense	10,371	3.87	10,664	4.49

NET INTEREST INCOME	$6,249		$7,922

Net interest spread		1.83%		2.40%

Net yield on average interest-earning assets		2.14%		2.94%

(1)	Interest on loans includes approximately $1.6 million and $1.3 million of loan fee income for the years ended December 31, 2009 and 2008.
(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2009 vs. 2008 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$(2,588)	$1,252	$(1,336)
Interest on deposits in banks	(2)	(2)	(4)
Interest on taxable securities	(856)	481	(375)
Interest on nontaxable securities	2	(224)	(222)
Interest on federal funds sold	(13)	(15)	(28)

Total interest income	(3,457)	1,492	(1,965)

Interest on interest-bearing demand and savings deposits	(164)	43	(121)
Interest on time deposits	(1,061)	977	(84)
Interest on federal funds purchased	(21)	(1)	(22)
Interest on Federal Home Loan Bank advances	(35)	63	28
Interest on note payable	14	(2)	12
Interest on securities sold under repurchase agreements	(17)	11	(6)
Interest on company guaranteed trust preferred securities	(100)	—	(100)

Total interest expense	(1,384)	1,091	(293)

Net interest income	$(2,073)	$401	$(1,672)

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2009, our cumulative one year interest rate sensitivity gap ratio was 67%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2009, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$3	$—	$—	$—	$3
Securities available for sale	50	—	428	51,872	52,350
Restricted equity securities	1,048	—	—	—	1,048
Loans(1)	86,822	41,405	89,239	2,002	219,468

	87,923	41,405	89,667	53,874	272,869

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	36,219	—	—	—	36,219
Certificates, less than $100,000	32,667	64,501	56,162	—	153,330
Certificates, $100,000 and over	12,402	24,615	25,838	—	62,855
Federal funds purchased	4,140	—	—	—	4,140
Note payable	—	183	92	—	275
Federal Home Loan Bank advances	—	10,700	—	—	10,700
Securities sold under repurchase agreements	6,415	—	—	—	6,415
Company guaranteed trust preferred securities	—	—	—	3,403	3,403

	91,843	99,999	82,092	3,403	$277,337

Interest rate sensitivity gap	$(3,920)	$(58,594)	$7,575	$50,471

Cumulative interest rate sensitivity gap	$(3,920)	$(62,514)	$(54,939)	$(4,468)

Interest rate sensitivity gap ratio	0.96	0.41	1.09

Cumulative interest rate sensitivity gap ratio	0.96	0.67	0.80	0.98

(1)	Excludes nonaccrual loans of $22.5 million.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 58% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying values of securities at the dates indicated are summarized as follows:

	December 31,
	2009	2008
	(Dollars in Thousands)
U.S. Government and federal agencies (includes U.S. Treasury securities)	$51,548	$43,094
State and municipal securities	—	4,329
Other securities, including equity securities(1)	1,851	1,451

	$53,399	$48,874

(1)	For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

Maturities

The amounts of debt securities in each category as of December 31, 2009 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Government and Federal Agencies (Includes U.S. Treasury Securities)		Other Securities
	Amount	Yield (1)	Amount	Yield
	(Dollars in Thousands)
After one through five years	$428	7.55%	$—	—%
After five through ten years	2,283	5.47	650	9.50
Greater than ten years	48,837	4.61	103	3.58

	$51,548	4.67%	$753	8.69%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2009	2008
	(Dollars in Thousands)
Commercial	$17,870	$27,599
Real estate-construction	35,661	14,543
Real estate-mortgage	181,883	186,315
Consumer	6,565	5,773

	$241,979	$234,230

As of December 31, 2009 and 2008, we had made specific allocations of our allowance for loan losses to certain loans of $2,927,507 and $1,658,175, respectively. Based on our best estimate, the allocation of the remaining allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2009		December 31, 2008
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Commercial	$1,262	7.39%	$1,585	11.78%
Real estate	1,528	89.90	533	85.76
Consumer	683	2.71	593	2.46

	$3,473	100.00%	$2,711	100.00%

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2009 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands
Commercial
One year or less	$9,686
After one through five years	8,171
After five years	13

$17,870

Construction
One year or less	$26,981
After one through five years	8,676
After five years	4

$35,661

Other
One year or less	$114,071
After one through five years	72,392
After five years	1,985

$188,448

$241,979

The following table summarizes loans at December 31, 2008 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$29,794
Floating or adjustable interest rates	59,462

$89,256

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2009	2008
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$22,511	$9,253

Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	2	1,221
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	13,777	—

Loans accruing about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms (excludes nonaccrual)	15,743	6,414

A loan is placed on nonaccrual status when, in the opinion of management, the collection of interest income is considered doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2009 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$1,284

Interest income that was recorded on nonaccrual loans	$777

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically and based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; additions to the allowance which have been recovered or charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2009	2008
	(Dollars in Thousands)
Average balance of loans outstanding	$237,297	$219,650

Balance of allowance for loan losses at beginning of year	$4,369	$3,349

Charge-offs:
Installment	(199)	(203)
Commercial	(659)	(1,383)
Real estate	(6,497)	—

	(7,355)	(1,586)

Recoveries:
Installment	58	27
Commercial	6	94
Real estate	41	—

	105	121

Net charge-offs	(7,250)	(1,465)

Addition to allowance charged to operating expenses	9,530	2,485

Balance of allowance for loan losses	$6,649	$4,369

Ratio of net loan charge-offs to average loans	3.05%	0.67%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2009		2008
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$28,607	—%	$30,368	—%
Interest-bearing demand and savings	34,942	1.85	33,002	2.33
Time deposits	218,022	4.35	196,689	4.86

Total	$281,571	4.00	$260,059	4.50%

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2009 for the periods indicated.

(Dollars in Thousands)
Three months or less	$12,402
Over three through twelve months	24,615
Over twelve months	25,838

Total	$62,855

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2009	2008
Return on assets (1)	(3.33)%	(.33)%
Return on equity (2)	(59.31)	(4.97)
Dividend payout (3)	—	(16.88)
Equity to assets (4)	5.62	6.59

(1)	Net loss divided by average total assets.
(2)	Net loss divided by average equity.
(3)	Dividends declared per share of common stock divided by basic loss per share.
(4)	Average equity divided by average total assets.

ITEM 8.	FINANCIAL STATEMENTS

The following consolidated financial statements of the Registrant and its subsidiaries are included on Exhibit 13.1 of this Annual Report on Form 10-K:

Report of Independent Registered Public Accounting Firm on Financial Statements

Consolidated Balance Sheets—December 31, 2009 and 2008

Consolidated Statements of Operations—December 31, 2009 and 2008

Consolidated Statements of Comprehensive Loss—December 31, 2009 and 2008

Consolidated Statements of Stockholders’ Equity—December 31, 2009 and 2008

Consolidated Statements of Cash Flows—December 31, 2009 and 2008

Notes to Consolidated Financial Statements

Independent Registered Public Accounting Firm’s Report on Supplementary Information

Consolidating Balance Sheet—December 31, 2009

Consolidating Statement of Operations—December 31, 2009

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

ITEM 9A.	CONTROLS AND PROCEDURES

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and the Principal Financial and Accounting Officer, of the design and operation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Principal Financial and Accounting Officer concluded that our disclosure controls and procedures are not effective at the reasonable level due to the material weaknesses described below.

In light of the material weaknesses described below, we performed additional analysis and other post-closing procedures to ensure our financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, we believe that the financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

Management’s Report on Internal Control over Financial Reporting

The management of Capitol City Bancshares, Inc. and subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control system has been designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of the Company’s published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Capitol City Bancshares, Inc. and subsidiaries has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. To make this assessment, we used the criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.

A material weakness is a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

We identified the following deficiencies in internal control that we consider to be material weaknesses.

Our system for monitoring loan grades, identifying impaired loans and estimating potential losses on impaired loans is materially deficient. Reviews identified material amounts of downgraded loans and impaired loans. These findings resulted in significant increases in charge-offs and provision for loan losses as of December 31, 2009. The current system within the Bank is not identifying and properly accounting for impaired loans and their potential losses.

Review of other real estate owned identified several properties which were not carried at the lower of cost or fair value less selling costs, which resulted in significant December 31, 2009 write-downs on these properties.

In order to address these material weaknesses, we have hired an independent firm to perform a loan review on annual basis, have created a special asset department to review problem assets and perform appraisal review, and are performing more in-depth analysis of loans over $500,000 to verify collateral value and proper documentation.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Code of Ethics

Upon written request, the Company’s Code of Ethics Policy shall be furnished to shareholders without charge. Please direct your written request to George Andrews, Capitol City Bancshares, Inc., 562 Lee Street, S.W., Atlanta, Georgia 30311.

The remaining information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 11.	EXECUTIVE COMPENSATION

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by this Item is incorporated by reference to the Company’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after the end of the fiscal year covered by this Annual Report.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as a part of this report:

(1) Financial Statements: The consolidated balance sheets of Capitol City Bancshares, Inc., and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2009, together with the related notes and the independent auditor’s report of Nichols Cauley & Associates, LLC, independent accountants.

(2) Financial Statement Schedules: All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

(3) Exhibits: A list of the Exhibits as required by Item 601 of Regulation S-K to be filed as part of this Annual Report is shown on the “Exhibit Index” filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on April 7, 2010.

CAPITOL CITY BANCSHARES, INC.

BY:	/s/ George G. Andrews
GEORGE G. ANDREWS, PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George G. Andrews and Leon Goodrum, and each of them, his or her attorney-in-fact, each with full power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any amendment to this Annual Report on Form 10-K, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratifies and confirms all that said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities indicated on April 7, 2010.

Signature	Title

/s/ George G. Andrews
George G. Andrews	Director, President and Chief Executive Officer

/s/ Dr. Gloria Campbell-D’Hue
Dr. Gloria Campbell-D’Hue	Director

/s/ Leon Goodrum
Leon Goodrum	Chairman

/s/ Charles W. Harrison
Charles W. Harrison	Director

/s/ Robert A. Holmes
Robert A. Holmes	Director

/s/ Moses M. Jones
Moses M. Jones	Director

/s/ Marian S. Jordan
Marian S. Jordan	Director

/s/ Elvin Mitchell, Sr.
Elvin Mitchell, Sr.	Director

[REMAINING SIGNATURES ON NEXT PAGE]

/s/ Roy W. Sweat
Roy W. Sweat	Director

/s/ William Thomas
William Thomas	Director

/s/ Cordy T. Vivian
Cordy T. Vivian	Director

/s/ Shelby Wilkes
Shelby Wilkes	Director

/s/ Tarlee W. Brown
Tarlee W. Brown	Director

/s/ John T. Harper
John T. Harper	Director

/s/ Pratape Singh
Pratape Singh	Director

/s/ Tatina Brooks
Tatina Brooks	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Document Description
2.1	Plan of Reorganization and Agreement of Merger, dated April 14, 1998, by and between Capitol City Bancshares, Inc., Capitol City Bank and Trust, and Capitol City Interim, Inc., which Agreement is included as Appendix “A” to the Proxy Statement included in this Registration Statement filed by Registrant on Form S-4 on September 30, 1998, Registration No. 333-64789 (incorporated by reference as Exhibit 2.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1	Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1(A)	Amendment to the Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1(A) to the Registrant’s Annual Report on Form 10- KSB filed on March 31, 2005).

3.1(B)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 9, 2008 (incorporation by referenced as Exhibit 3.1(B) to the Registrant’s Current Report on Form 8-K filed on February 15, 2008).

3.1(C)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 12, 2008 (incorporation by referenced as Exhibit 3.1(C) to the Registrant’s Current Report on Form 8-K filed on February 15, 2008).

3.1(D)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 15, 2008 (incorporation by referenced as Exhibit 3.1(D) to the Registrant’s Current Report on Form 8-K filed on February 15, 2008).

3.1(E)	Articles of Amendment to the Articles of Incorporation of the Registrant filed October 14, 2009 (incorporated by reference as Exhibit 3.1(E) to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2009).

3.2	Bylaws of Registrant (incorporated by reference as Exhibit 3.2 to the Registrant’s 10-KSB filed on March 31, 1999).

10.1	Capitol City Bancshares, Inc. Stock Option Plan, executed July 13, 1999 (filed as Exhibit 10.1 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.2	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and George Andrews, executed July 13, 1999 (filed as Exhibit 10.2 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.3	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and J. Al Cochran, executed July 13, 1999 that is a sample of the option agreements issued to all directors (filed as Exhibit 10.3 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

13.1	Consolidated Financial Statements.

21.1	Subsidiaries of the Company.

23.1	Consent of Nichols Cauley & Associates, LLC

24.1	Power of Attorney (on signature page).

31.1	Certification of the Registrant’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Registrant’s Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	18 U.S.C. Section 1350 Certifications of the Registrant’s Chief Executive Officer and Principal Financial and Accounting Officer.

EXHIBIT 13.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2009

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2009

1

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329- 4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts ____________________	FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2009 and 2008, and the related consolidated statements of operations, other comprehensive loss, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant losses from operations, which has resulted in declining levels of capital. This raises substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

March 31, 2010

1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008
Assets
Cash and due from banks	$7,647,982	$4,150,450
Interest-bearing deposits at other financial institutions	2,621	144,263
Securities available for sale	52,350,752	48,225,611
Restricted equity securities, at cost	1,047,800	647,700

Loans, net of unearned income	240,781,721	233,400,468
Less allowance for loan losses	6,649,261	4,368,690

Loans, net	234,132,460	229,031,778

Premises and equipment, net	10,005,605	10,412,721
Foreclosed real estate	6,332,288	2,220,082
Other assets	5,852,959	5,836,667

Total assets	$317,372,467	$300,669,272

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$27,677,541	$31,998,612
Interest-bearing	252,404,109	237,926,429

Total deposits	280,081,650	269,925,041
Federal funds purchased	4,140,000	1,775,000
Note payable	275,250	367,000
Federal Home Loan Bank advances	10,700,000	2,000,000
Securities sold under repurchase agreements	6,414,593	2,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	2,304,631	2,062,903

Total liabilities	307,319,124	282,032,944

Commitments and contingencies

Stockholders’ equity
Series A cumulative, non voting preferred stock, 10,000 shares authorized; par value $100, 16,078 and 10,000 shares issued and outstanding	1,607,800	1,000,000
Common stock, 20,000,000 shares authorized; par value $1.50, 2,418,394 and 2,307,853 issued and outstanding, respectively	3,627,591	3,461,780
Surplus	4,015,440	3,166,691
Retained earnings	189,563	10,869,656
Accumulated other comprehensive income	612,949	138,201

Total stockholders’ equity	10,053,343	18,636,328

Total liabilities and stockholders’ equity	$317,372,467	$300,669,272

See Notes to Consolidated Financial Statements.

2

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Interest income:
Loans, including fees	$14,937,323	$16,272,984
Deposits in banks	235	4,378
Securities:
Taxable	1,623,796	1,999,520
Nontaxable	58,712	280,575
Federal funds sold	336	28,238

Total interest income	16,620,402	18,585,695

Interest expense:
Deposits	10,122,697	10,327,415
Other borrowings	248,001	336,435

Total interest expense	10,370,698	10,663,850

Net interest income	6,249,704	7,921,845
Provision for loan losses	9,530,064	2,485,000

Net interest income after provision for loan losses	(3,280,360)	5,436,845

Other income:
Service charges on deposit accounts	1,565,715	1,883,106
Other fees and commissions	45,562	65,298
Gain on sales of foreclosed real estate	60,585	546,452
Gains on sales of available for sale securities, net	926,292	37,793
Other operating income	263,253	143,364

Total other income	2,861,407	2,676,013

Other expenses:
Salaries and employee benefits	4,092,717	4,335,541
Occupancy and equipment expenses, net	1,207,435	1,245,284
Other operating expenses	6,587,392	4,146,829

Total other expenses	11,887,544	9,727,654

Loss before income tax benefit	(12,306,497)	(1,614,796)

Income tax benefit	(1,738,559)	(669,676)

Net loss	(10,567,938)	(945,120)

Preferred stock dividend	(112,155)	(50,000)

Net loss available to common shareholders	$(10,680,093)	$(995,120)

Basic losses per share	$(4.59)	$(0.45)

Diluted losses per share	$(4.59)	$(0.45)

See Notes to Consolidated Financial Statements.

3

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Net loss	$(10,567,938)	$(945,120)

Other comprehensive income:

Unrealized holding gains arising during period, net of tax benefits of $ - and $(65,180), respectively	1,401,040	126,526

Reclassification adjustment for gains on sale of securities, net of tax benefits of $ - and $12,850, respectively	(926,292)	(24,943)

Other comprehensive income	474,748	101,583

Comprehensive loss	$(10,093,190)	$(843,537)

See Notes to Consolidated Financial Statements.

4

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2009 AND 2008

	Preferred Stock		Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2007	10,000	$1,000,000	2,191,608	$3,287,412	$2,385,840	$12,040,145	$36,618	$18,750,015
Net loss	—	—	—	—	—	(945,120)	—	(945,120)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(50,000)	—	(50,000)
Dividends declared, $.08 per share	—	—	—	—	—	(175,369)	—	(175,369)
Issuance of common stock for ESOP	—	—	1,411	2,117	11,993	—	—	14,110
Issuance of common stock	—	—	94,834	142,251	806,089	—	—	948,340
Stock issuance costs	—	—	—	—	(57,231)	—	—	(57,231)
Exercise of stock options			20,000	30,000	20,000	—	—	50,000
Other comprehensive income	—	—	—	—	—	—	101,583	101,583

Balance, December 31, 2008	10,000	1,000,000	2,307,853	3,461,780	3,166,691	10,869,656	138,201	18,636,328
Net loss	—	—	—	—	—	(10,567,938)	—	(10,567,938)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(112,155)	—	(112,155)
Issuance of preferred stock	6,078	607,800	—	—	—	—	—	607,800
Issuance of common stock for ESOP	—	—	473	709	4,021	—	—	4,730
Issuance of common stock	—	—	95,732	143,598	813,722	—	—	957,320
Exercise of stock options	—	—	14,336	21,504	31,006	—	—	52,510
Other comprehensive income	—	—	—	—	—	—	474,748	474,748

Balance, December 31, 2009	16,078	$1,607,800	2,418,394	$3,627,591	$4,015,440	$189,563	$612,949	$10,053,343

See Notes to Consolidated Financial Statements.

5

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
OPERATING ACTIVITIES
Net loss	$(10,567,938)	$(945,120)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	1,389,896	675,075
Provision for loan losses	9,530,064	2,485,000
Deferred taxes (benefits)	1,474,405	(157,896)
Gain on sale of foreclosed real estate	(60,585)	(546,452)
Gain on sale of securities available for sale	(926,292)	(37,793)
Gain on sale of premises and equipment	(334)	(3,457)
Increase in dividends payable on preferred stock	(62,155)	—
Decrease in interest receivable	1,038,847	265,689
Decrease in interest payable	(48,518)	(141,247)
Net other operating activities	(306,813)	(679,630)

Net cash provided by operating activities	1,460,577	914,169

INVESTING ACTIVITIES
Purchases of securities available for sale	(73,771,057)	(50,881,678)
Proceeds from maturities of securities available for sale	9,885,804	15,459,714
Proceeds from sales of securities available for sale	60,301,909	39,506,854
Purchases of restricted equity securities	(400,100)	(175,800)
Net (increase) decrease in federal funds sold	—	1,953,000
Net increase in loans	(20,939,193)	(37,240,171)
Proceeds from sale of foreclosed real estate	395,535	387,527
Net (increase) decrease in interest-bearing deposits at other financial institutions	141,642	(69,368)
Purchase of premises and equipment	(214,922)	(562,675)
Proceeds from sale of premises and equipment	20,525	16,255

Net cash used in investing activities	(24,579,857)	(31,606,342)

FINANCING ACTIVITIES
Net increase in deposits	10,156,609	23,365,062
Net increase in securities sold under repurchase agreement	3,914,593	1,500,000
Net increase in Federal Home Loan Bank advances	8,700,000	2,000,000
Net increase in federal funds purchased	2,365,000	1,775,000
Payment of dividends on preferred stock	(50,000)	(50,000)
Payment of dividends	—	(175,369)
Repayment of note payable	(91,750)	(85,000)
Proceeds from issuance of preferred stock	607,800	—
Proceeds from issuance of common stock from secondary stock offering	957,320	948,340
Stock issuance costs	—	(57,231)
Proceeds from issuance of common stock under ESOP plan	4,730	14,110
Proceeds from exercise of stock options	52,510	50,000

Net cash provided by financing activities	26,616,812	29,284,912

Net increase (decrease) in cash and due from banks	3,497,532	(1,407,261)

Cash and due from banks at beginning of year	4,150,450	5,557,711

Cash and due from banks at end of year	$7,647,982	$4,150,450

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$10,419,216	$10,805,097
Income taxes	$(896,551)	$225,374

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$7,264,660	$2,614,925
Financed sales of foreclosed real estate	$1,269,163	$752,496

See Notes to Consolidated Financial Statements.

6

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans. Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair market value of financial instruments, the valuation of foreclosed real estate and deferred tax assets.

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through March 31, 2010, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $528,000 and $698,000 at December 31, 2009 and 2008.

7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Due From Banks and Cash Flows (Continued)

The Bank also maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2009 and 2008, those restricted balances were $2,315,500 and $0, respectively.

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income (loss), net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

The Financial Accounting Standards Board (“FASB”) recently issued accounting guidance related to the recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). See the “Recent Accounting Pronouncements” section for additional information.

Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Restricted Equity Securities

The Company is required to maintain an investment in capital stock of the Federal Home Loan Bank. Based on redemption provisions of this entity, the stock has no quoted market value and is carried at cost. At its discretion, the Federal Home Loan Bank may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in this stock.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, special mention, or watch. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Real Estate

Foreclosed real estate acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed.

Income Taxes (Benefits)

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). On January 1, 2009, the Company adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Benefits) (Continued)

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2009, the Company has a stock-based employee/director compensation plan which is more fully described in Note 13 of the consolidated financial statements.

Stock compensation accounting guidance (FASB ASC 718, Compensation - Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants.

All outstanding options were fully vested and there were no options granted during the years ended December 31, 2009 and 2008. Therefore, there was no compensation cost related to share-based payments for the years ended December 31, 2009 and 2008.

11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Losses) Per Share

Basic earnings (losses) per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares is determined using the treasury stock method.

Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows, and estimated discount rates.

The estimation methods for individual classifications of financial instruments are described in Note 20. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2009 and 2008, advertising expense was $87,399 and $164,065, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2008 financial statements in order to be better compared to the December 31, 2009 financial statements.

12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

Effective July 1, 2009, the Company adopted a new accounting guidance related to U.S. GAAP (FASB ASC 105, Generally Accepted Accounting Principles). This guidance establishes FASB ASC as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. FASB ASC supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in FASB ASC has become nonauthoritative. FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update FASB ASC, provide background information about the guidance, and provide the basis for conclusions on the changes to FASB ASC. FASB ASC is not intended to change U.S. GAAP or any requirements of the SEC. This guidance is effective for the Company as of December 31, 2009.

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The Company adopted accounting guidance related to fair value measurements and disclosures (FASB ASC 820, Fair Value Measurements and Disclosures). This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The effect of adoption was not material.

13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

FASB issued ASU 2009-05 (FASB ASC 820) which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data. If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC for fair value measurements and disclosures. When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements. In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities.

In addition, the following accounting pronouncements were issued by FASB, but are not yet effective:

In December 2009, the FASB issued Accounting Standards Update No. 2009-17 (“ASU 2009-17”), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU No. 2009-17 formally incorporates into the FASB Codification amendments to FASB Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities, made by SFAS No. 167, Amendments to FASB Interpretation No. 46(R) to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in that entity. In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualified special-purpose entities. This ASU is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period, and for all subsequent annual and interim reporting periods. ASU No. 2009-17 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2010, the FASB issued Accounting Standards Update No. 2010-01, Accounting for Distributions to Shareholders with Components of Stock and Cash (“ASU No. 2010-01”). ASU No. 2010-01 provides guidance on the accounting for distributions offering shareholders the choice of receiving cash or stock. Under such guidance, the stock portion of the distribution is not considered to be a stock dividend, and for purposes of calculating earnings per share it is deemed a new share issuance not requiring retroactive restatement. This guidance is effective for the first reporting period, including interim periods, ending after December 15, 2009. It is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In January 2010, the FASB issued Accounting Standards Update No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification (“ASU No. 2010-02”). ASU No. 2010-02 amends FASB Accounting Standards Codification (“ASC”) Topic 810, Consolidation, to clarify that deconsolidation accounting also applies to a subsidiary or group of assets that is a business or nonprofit activity. The amended guidance also requires additional disclosures concerning a retained investment in the period of a deconsolidation of a subsidiary or de-recognition of a group of assets. This guidance is effective beginning in the period an entity first adopts SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, and if it was previously adopted, it is effective in the first interim or annual reporting period ending on or after December 15, 2009. ASU No. 2010-02 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”). ASU No. 2010-06 amends FASB ASC Topic 820-10-50, Fair Value Measurements and Disclosures, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to and from Level 1 and 2. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements. This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances, and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years). ASU No. 2010-06 is not expected to have a material impact on the Company’s results of operations or financial position, and will have a minimal impact on its disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-08, Technical Corrections to Various Topics, (“ASU No. 2010-08”). This Accounting Standards Update clarifies the guidance on embedded derivatives and hedging (Subtopic 815-15) by eliminating inconsistencies and outdated provisions. ASU No. 2010-08 is effective for the Company in the first quarter of 2010 and is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

FASB issued accounting guidance (FASB Statement No. 166) which modifies certain guidance contained in the Transfers and Servicing topic of FASB ASC (FASB ASC 860). This standard eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets, and requires additional disclosures. This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on or after the effective date. Management has not yet determined what impact the adoption of this guidance will have on the Company.

15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	GOING CONCERN AND MANAGEMENT’S PLAN OF ACTION

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses from operations during the last two years that raise substantial doubt as to its ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to attain profitable operations, devising a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order detailed in Note 19, and lowering the level of problem assets to an acceptable level.

In this regard, management has developed a capital plan, which includes, but is not limited to: (1) actively working to reduce assets as well as the overall concentrations in acquisition, development, and construction lending and commercial real estate lending, (2) reducing adversely classified assets, (3) maintaining a Tier 1 leverage capital ratio of not less than 8%, (4) maintaining a total risk-based capital ratio of not less than 10%, (5) maintaining an adequate allowance for loan losses, (6) actively working to improve its liquidity while reducing its reliance on wholesale deposit funding, and (7) continuing to sell the Company’s common stock through the secondary offering discussed in Note 14.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3.	RISK FACTORS

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, liquidity risk, and risk from geographic concentration in lending, real estate, marketing, and sales activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.

The Company’s operations are significantly dependent upon economic conditions and related uncertainties.

The Company is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists, drought, natural disasters, and other factors beyond the Company’s control may adversely affect the results of operations. Changes in interest rates, in particular, could adversely affect the net interest income and could have many other adverse effects on operations. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures, nonperforming assets, and a decrease in the value of the property or other collateral which secures the loans, all of which could adversely affect the results of operations. The Company is particularly sensitive to changes in economic conditions and related uncertainties in Georgia because the Company derives substantially all of its loans, deposits, and other business from this area. Accordingly, the Company remains subject to the risks associated with prolonged declines in national and local economies.

16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	RISK FACTORS (Continued)

The Company is subject to extensive federal and state governmental supervision and regulation intended primarily for the protection of depositors. In addition, the Company is subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the Company’s future business and operations.

The Company is subject to vigorous competition in all aspects and areas of business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions, and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, and insurance companies. The Company also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain competitors are larger financial institutions with substantially greater resources, lending limits, larger branch systems, and a wider array of commercial banking services.

The Bank is a community bank and as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

In addition, the Bank conducts business daily with correspondent banks. These banks are not immune to financial difficulties. Regulation F “Limitations on Interbank Liabilities” requires the Bank to establish and maintain written policies and procedures to prevent excessive exposure to any individual correspondent in relation to the financial condition of the correspondent. Actions resulting from the TLGP have reduced the risk somewhat, but the Bank will be vulnerable to the financial difficulties of its major correspondent banks.

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2009:
U.S. Government sponsored enterprises (GSEs)*	$5,277,930	$50,068	$(17,639)	$5,310,359
Mortgage-backed securities GSE residential	45,656,874	631,375	(50,856)	46,237,393
Trust preferred securities	753,000	—	—	753,000

Total debt securities	51,687,804	681,443	(68,495)	52,300,752
Equity securities	50,000	—	—	50,000

Total securities	$51,737,804	$681,443	$(68,495)	$52,350,752

17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008:
U.S. Government and federal agency	$299,963	$1,489	$—	$301,452
U.S. Government sponsored enterprises (GSEs)*	6,258,855	164,932	(22,969)	6,400,818
State and municipal securities	4,341,732	27,669	(40,723)	4,328,678
Mortgage-backed securities GSE residential	36,312,666	200,233	(121,236)	36,391,663
Trust preferred securities	753,000	—	—	753,000

Total debt securities	47,966,216	394,323	(184,928)	48,175,611
Equity securities	50,000	—	—	50,000

Total securities	$48,016,216	$394,323	$(184,928)	$48,225,611

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Home Loan Banks.

The amortized cost and fair value of debt securities as of December 31, 2009 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due from one to five years	$418,321	$427,952
Due from five to ten years	2,935,873	2,933,457
Due after ten years	2,676,736	2,701,950
Mortgage-backed securities	45,656,874	46,237,393

	$51,687,804	$52,300,752

Securities with a carrying value of $16,146,413 and $16,078,256 at December 31, 2009 and 2008, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2009 and 2008 totaled $60,301,909 and $39,506,854, respectively. Gross gains and losses of $1,010,314 and $(84,022), respectively, were realized on the sales for the year ended December 31, 2009. Gross gains and losses of $144,012 and $(106,219), respectively, were realized on the sales for the year ended December 31, 2008.

18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2009 and 2008.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Unrealized Losses
December 31, 2009:
U.S. GSEs	$3,004,868	$17,639	$—	$—	$17,639
Mortgage-backed GSE residential	5,519,435	50,856	—	—	50,856

	$8,524,303	$68,495	$—	$—	$68,495

December 31, 2008:
U.S. GSEs	$938,294	$22,969	$—	$—	$22,969
State and municipal	625,396	40,723	—	—	40,723
Mortgage-backed GSE residential	13,868,172	85,119	1,976,033	36,117	121,236

	$15,431,862	$148,811	$1,976,033	$36,117	$184,928

GSE debt securities. The unrealized losses on the two investments in GSEs were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.

GSE residential mortgage-backed securities. The unrealized losses on the Company’s investment in three GSE mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.

19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2009	2008
Commercial	$17,869,926	$27,598,807
Real estate - construction	35,661,272	14,543,494
Real estate - mortgage	181,882,725	186,315,258
Consumer	6,565,384	5,772,772

	241,979,307	234,230,331
Net deferred loan fees and costs	(1,197,586)	(829,863)
Allowance for loan losses	(6,649,261)	(4,368,690)

Loans, net	$234,132,460	$229,031,778

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2009	2008
Balance, beginning of year	$4,368,690	$3,349,052
Provision for loan losses	9,530,064	2,485,000
Loans charged off	(7,354,748)	(1,585,876)
Recoveries of loans previously charged off	105,255	120,514

Balance, end of year	$6,649,261	$4,368,690

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and loans past due ninety days or more.

	As of and for the Years Ended December 31,
	2009	2008
Impaired loans without a valuation allowance	$24,918,578	$8,873,875
Impaired loans with a valuation allowance	11,698,424	6,793,402

Total impaired loans	$36,617,002	$15,667,277

Valuation allowance related to impaired loans	$3,176,734	$1,658,175

Average investment in impaired loans	$26,142,140	$14,626,622

Interest income recognized on impaired loans	$1,883,767	$1,026,342

Nonaccrual loans	$22,511,415	$9,253,373

Loans past due ninety days or more and still accruing	$2,257	$1,221,270

No additional funds are committed to be advanced in connection with impaired loans.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2009 are as follows:

Balance, beginning of year	$7,244,284
Advances	3,168,280
Repayments	(3,788,371)

Balance, end of year	$6,624,193

NOTE 6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2009	2008
Land	$1,344,962	$1,346,462
Buildings and improvements	8,824,422	8,819,048
Furniture and equipment	4,401,538	4,087,966
Construction in process	—	120,884

	14,570,922	14,374,360
Accumulated depreciation	(4,565,317)	(3,961,639)

	$10,005,605	$10,412,721

Depreciation expense was $601,847 and $570,064 for the years ended December 31, 2009 and 2008, respectively.

21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	PREMISES AND EQUIPMENT (Continued)

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The lease calls for lease payments of $1,000 per month and has a term of five years.

The Company also has an operating lease agreement for the rental of a branch banking facility in Albany, Georgia. The lease calls for lease payments of $1,000 per month and has a lease term of four years. There is also an option to extend this lease for an additional two years at the end of this term.

The following represents the minimum monthly lease payments under noncancelable operating leases:

2010	$24,000
2011	24,000
2012	6,000

$54,000

Total rental expense for the years ended December 31, 2009 and 2008 was $68,163 and $54,077, respectively.

NOTE 7.	FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2009	2008
Balance, beginning of year	$2,220,082	$550,278
Additions	7,264,660	2,614,925
Capitalized expenses	304,579	—
Writedowns	(2,165,870)	—
Disposals	(395,535)	(387,527)
Internally financed sales	(1,269,163)	(752,496)
Deferred gain on sale	312,950	110,182
Gain (loss) on sales	60,585	84,720

Balance, end of year	$6,332,288	$2,220,082

As of December 31, 2009 and 2008 deferred gains on sales of foreclosed real estate of $312,950 and $110,182 are included in the balance sheet as a reduction of loans.

22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	FORECLOSED REAL ESTATE (Continued)

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2009	2008
Net loss (gain) on sales of real estate	$(60,585)	$(84,720)
Operating expenses, net of rental income	2,103,190	(33,012)

	$2,042,605	$(117,732)

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Non-interest bearing	$27,677,541	$31,998,612
Interest-bearing demand	5,298,668	4,585,632
Money market	21,736,216	16,430,265
Individual savings	9,184,095	9,761,087
Time deposits $100,000 or greater	47,721,726	54,576,125
Other time deposits	168,463,404	152,573,320

	$280,081,650	$269,925,041

The scheduled maturities of time deposits at December 31, 2009 are as follows:

2010	$134,184,750
2011	32,205,896
2012	25,624,724
2013	5,652,619
2014	18,418,141
Thereafter	99,000

$216,185,130

At December 31, 2009 and 2008, the Company had brokered deposits of $37,604,240 and $31,647,235, respectively.

At December 31, 2009 and 2008, overdraft demand deposits reclassified to loans totaled $120,277 and $193,984, respectively.

NOTE 9.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2009 and 2008 were $6,414,593 and $2,500,000, respectively.

23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	NOTE PAYABLE

The Company has a line of credit with a financial institution and the total amount available was $850,000. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2009 and 2008, total borrowings under this line of credit were $275,250 and $367,000, respectively.

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest.

Contractual maturities of the note payable are as follows:

2010	$183,500
2011	91,750

$275,250

NOTE 11.	OTHER BORROWINGS

At December 31, 2009, the Company had a federal fund line available with a correspondent bank of approximately $6,200,000, of which $4,140,000 had been drawn as of December 31, 2009.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2009 and 2008, the Company had advances outstanding with the FHLB totaling $10,700,000 and $2,000,000, respectively. As of December 31, 2009, advances had a weighted average rate of ..94% and mature on various dates between April 1, 2010 and August 2, 2010.

NOTE 12.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.58% at December 31, 2009). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	TRUST PREFERRED SECURITIES (Continued)

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.58% at December 31, 2009. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2009 and 2008 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2009 and 2008 was $3,403,000.

NOTE 13.	EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 638,400 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

A summary of stock option activity under the Plan as of December 31, 2009 and 2008, and changes during the years then ended is presented below:

December 31, 2009	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2009	398,000	$2.68
Granted	—	—
Forfeited	(340,000)	2.50
Exercised	(13,336)	3.75

Outstanding at December 31, 2009	44,664	$3.75	3.0

Vested at December 31, 2009	44,664	$3.75	3.0

December 31, 2008	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2008	418,000	$2.67
Granted	—	—
Forfeited	—	—
Exercised	(20,000)	2.50

Outstanding at December 31, 2008	398,000	$2.68	1.0

Vested at December 31, 2008	398,000	$2.68	1.0

Cash received from option exercises for the years ended December 31, 2009 and 2008 was $52,510 and $50,000, respectively.

At December 31, 2009, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2009 and 2008, 473 and 1,411 shares, respectively, were purchased under the plan. A total of 5,140 shares have been purchased under the plan as of December 31, 2009.

26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	EMPLOYEE BENEFIT PLANS (Continued)

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2009 and 2008 amounted to $130,819 and $136,629, respectively.

NOTE 14.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $10 per share. The offering originally was to terminate on November 8, 2008 or when all 1,500,000 shares of common stock are sold, whichever occurs first. The Company has extended the offering for up to 90 days several times, and it is currently scheduled to close in 2011. As of December 31, 2009, the Company had sold 190,566 shares through the secondary stock offering.

NOTE 15.	INCOME TAXES

Income tax benefit consists of the following:

	Years Ended December 31,
	2009	2008
Current	$(3,212,964)	$(511,780)
Deferred	1,474,405	(157,896)

Income tax benefit	$(1,738,559)	$(669,676)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2009	2008
Tax benefit at statutory federal rate	$(4,184,209)	$(549,031)
Tax-free income	(19,962)	(91,598)
Disallowed interest expense	3,566	18,733
State income tax benefit	(409,446)	(64,110)
Valuation allowance	2,858,643	—
Other items, net	12,849	16,330

Income tax benefit	$(1,738,559)	$(669,676)

27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	INCOME TAXES (Continued)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Loan loss reserves	$1,765,620	$1,417,579
Nonaccrual loan interest	—	303,840
Reserve for other real estate	392,139	—
Income tax loss carryover	933,251	—
Other	4,576	2,093

	3,095,586	1,723,512

Deferred tax liabilities:
Depreciation	236,943	249,107
Securities available for sale	—	71,194

	236,943	320,301

Valuation allowance	(2,858,643)	—
Net deferred tax assets	$—	$1,403,211

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTE 16.	LOSSES PER SHARE

Presented below is a summary of the components used to calculate basic and diluted losses per share:

	Years Ended December 31,
	2009	2008
Net loss available to common shareholders	$(10,680,093)	$(995,120)

Weighted average number of common shares outstanding	2,324,730	2,218,679
Effect of dilutive options	275,114	226,344

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,599,844	2,445,023

28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2009	2008
Commitments to extend credit	$8,071,000	$11,441,000
Financial standby letters of credit	2,483,000	2,270,000
Other standby letters of credit	300,000	645,000

	$10,854,000	$14,356,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2009 and 2008, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2009 and 2008.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Ninety percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches and convenience stores in the Company’s market areas which make up twenty-four percent and twenty-five percent, respectively, of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 4.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $3,227,000 at December 31, 2009.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 19.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2009, no dividends could be declared without regulatory approval.

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS (Continued)

(i) Tier I capital at least equal to 8% of total average assets;

(ii) Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

As of December 31, 2009, the Bank and Company’s capital amounts and ratios fall under the category of “under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total Capital to Risk Weighted Assets:
Consolidated	$15,176	5.69%	$21,333	8%	$—	N/A
Bank	$16,283	6.10%	$21,343	8%	$26,678	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,800	4.43%	$10,667	4%	$—	N/A
Bank	$12,907	4.84%	$10,671	4%	$16,007	6%
Tier I Capital to Average Assets:
Consolidated	$11,800	3.71%	$12,722	4%	$—	N/A
Bank	$12,907	4.06%	$12,727	4%	$15,909	5%
As of December 31, 2008:
Total Capital to Risk Weighted Assets:
Consolidated	$24,938	9.98%	$19,997	8%	$—	N/A
Bank	$24,764	9.89%	$20,027	8%	$25,034	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$21,798	8.72%	$9,998	4%	$—	N/A
Bank	$21,620	8.64%	$10,013	4%	$15,020	6%
Tier I Capital to Average Assets:
Consolidated	$21,798	7.43%	$11,731	4%	$—	N/A
Bank	$21,620	7.38%	$11,713	4%	$14,642	5%

31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, including GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. Fair value of fixed rate loans is estimated using discounted contractual cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation using market interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased: The carrying amounts of federal funds purchased approximate their fair values.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-balance Sheet Credit-Related Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Assets Measured at Fair Value on a Recurring Basis: Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Securities available for sale	$—	$52,350,752	$—	$52,350,752

Total assets at fair value	$—	$52,350,752	$—	$52,350,752

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Securities available for sale	$—	$48,225,611	$—	$48,225,611

Total assets at fair value	$—	$48,225,611	$—	$48,225,611

Assets Measured at Fair Value on a Nonrecurring Basis: Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Impaired loans	$—		$—	$18,412,424	$(8,188,592)
Foreclosed real estate	—		—	5,228,081	(2,172,192)

Total	$—	$		$23,640,505	$(10,360,784)

34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Impaired loans	$—	$—	$14,009,102	$(1,658,175)

Total	$—	$—	$14,009,102	$(1,658,175)

At December 31, 2009, in accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans with a carrying amount, after partial charge-offs of $5,011,858, of $18,412,424 were written down to their fair value of $10,223,832, resulting in an impairment charge of $3,176,734. $11,698,424 of these impaired loans are referred to in Note 5 as impaired loans with a valuation allowance and have $3,176,734 in specific valuation allowances included in the allowance for loan losses. Write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3.

35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold	$7,650,603	$7,650,603	$4,294,713	$4,294,713
Securities	53,398,552	53,398,552	48,873,311	48,873,311
Loans, net	234,132,460	233,915,000	229,031,778	228,913,000
Accrued interest receivable	1,990,407	1,990,407	3,029,254	3,029,254

Financial liabilities:
Deposits	280,081,650	285,431,000	269,925,041	272,630,000
Federal funds purchased	4,140,000	4,140,000	1,775,000	1,775,000
Note payable	275,250	275,250	367,000	367,000
Federal Home Loan Bank advances	10,700,000	10,700,000	2,000,000	2,000,000
Securities sold under repurchase agreements	6,414,593	6,414,593	2,500,000	2,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	1,911,856	1,911,856	1,960,374	1,960,374

NOTE 21.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2009	2008

Security	$441,227	$444,306
Computer expenses	980,400	989,798
Audit and professional fees	559,498	589,342
Telephone expenses	254,008	260,917
FDIC insurance assessments	793,889	285,577
Other real estate expenses	1,611,024	71,065

36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2009 and 2008:

CONDENSED BALANCE SHEETS

	2009	2008
Assets
Cash	$61,546	$210,202
Investment in subsidiaries	13,569,267	21,811,868
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	46,224	302,103

Total assets	$13,830,037	$22,477,173

Other liabilities	$98,444	$70,845
Note payable	275,250	367,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	10,053,343	18,636,328

Total liabilities and stockholders’ equity	$13,830,037	$22,477,173

CONDENSED STATEMENTS OF OPERATIONS

	2009	2008
Income
Interest income	$5,425	$15,737
Dividends from bank subsidiary	250,000	800,000

Total income	255,425	815,737

Expense
Interest expense	159,530	246,899
Other expenses	573,038	456,686

Total expenses	732,568	703,585

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	(477,143)	112,152

Income tax benefit	244,272	256,456

Income (loss) before equity in undistributed income (loss) of subsidiaries	(232,871)	368,608

Distributions in excess of earnings of subsidiaries	(10,335,067)	(1,313,728)

Net loss	$(10,567,938)	$(945,120)

37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2009	2008
Operating activities
Net loss	$(10,567,938)	$(945,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Distributions in excess of earnings	10,085,067	513,728
Net other operating activities	221,235	163,060

Net cash used in operating activities	(261,636)	(268,332)

Investing activities
Capital contribution in bank	(1,617,630)	(1,030,840)

Net cash used in investing activities	(1,617,630)	(1,030,840)

Financing activities
Repayment of note payable	(91,750)	(85,000)
Proceeds from issuance of preferred stock	607,800	—
Cash dividends received from subsidiary	250,000	800,000
Payment of dividends	—	(175,369)
Payment of dividends on preferred stock	(50,000)	(50,000)
Proceeds from issuance of common stock under secondary stock offering	957,320	948,340
Stock issuance costs	—	(57,231)
Proceeds from issuance of common stock under ESOP plan	4,730	14,110
Proceeds from exercise of stock options	52,510	50,000

Net cash provided by financing activities	1,730,610	1,444,850

Net increase (decrease) in cash	(148,656)	145,678

Cash at beginning of year	210,202	64,524

Cash at end of year	$61,546	$210,202

38

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Financial Planners®	Atlanta, Georgia 30329-4440
Certified Valuation Analysts ____________________	800-823-1224
FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

Our report on our audit of the basic consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries for the year ended December 31, 2009 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2009, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

March 31, 2010

39

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2009

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$7,647,982	$61,546	$34,432	$(95,978)	$7,647,982
Interest-bearing deposits at other financial institutions	2,621	—	—	—	2,621
Restricted equity securities, at cost	1,047,800	—	—	—	1,047,800
Securities available for sale	52,197,752	153,000	—	—	52,350,752
Investment in subsidiaries		13,569,267	—	(13,569,267)	—
Loans, net of unearned income	240,781,721	—	—	—	240,781,721
Less allowance for loan losses	6,649,261	—	—	—	6,649,261

Loans, net	234,132,460	—	—	—	234,132,460

Premises and equipment, net	9,993,002	—	12,603		10,005,605
Foreclosed real estate	6,332,288	—	—	—	6,332,288
Other assets	5,804,175	46,224	2,560	—	5,852,959

Total assets	$317,158,080	$13,830,037	$49,595	$(13,665,245)	$317,372,467

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$27,754,619	$—	$—	$(77,078)	$27,677,541
Interest-bearing	252,404,109	—	—	—	252,404,109

Total deposits	280,158,728	—	—	(77,078)	280,081,650
Federal funds purchased	4,140,000	—	—		4,140,000
Note payable	—	275,250	—	—	275,250
Federal Home Loan Bank advances	10,700,000	—	—	—	10,700,000
Securities sold under repurchase agreements	6,414,593	—	—	—	6,414,593
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	2,224,855	98,444	232	(18,900)	2,304,631

Total liabilities	303,638,176	3,776,694	232	(95,978)	307,319,124

Stockholders’ equity
Preferred stock	—	1,607,800	—	—	1,607,800
Common stock	3,192,528	3,627,591	341,000	(3,533,528)	3,627,591
Surplus	21,788,816	4,015,440	—	(21,788,816)	4,015,440
Retained earnings (accumulated deficit)	(12,074,389)	189,563	(291,637)	12,366,026	189,563
Accumulated other comprehensive income	612,949	612,949		(612,949)	612,949

Total stockholders’ equity	13,519,904	10,053,343	49,363	(13,569,267)	10,053,343

Total liabilities and stockholders’ equity	$317,158,080	$13,830,037	$49,595	$(13,665,245)	$317,372,467

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

40

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$14,937,323	$—	$—	$—	$14,937,323
Deposits in banks	235	—	—	—	235
Securities:
Taxable	1,618,371	5,425	—	—	1,623,796
Nontaxable	58,712	—	—	—	58,712
Federal funds sold	336	—	—	—	336
Dividends from bank subsidiary	—	250,000	—	(250,000)	—

Total interest income	16,614,977	255,425	—	(250,000)	16,620,402

Interest expense
Deposits	10,122,697	—	—		10,122,697
Other borrowings	88,471	159,530	—		248,001

Total interest expense	10,211,168	159,530	—	—	10,370,698

Net interest income	6,403,809	95,895	—	(250,000)	6,249,704
Provision for loan losses	9,530,064	—	—		9,530,064

Net interest income (loss) after provision for loan losses	(3,126,255)	95,895	—	(250,000)	(3,280,360)

Other income
Service charges on deposit accounts	1,565,715	—	—	—	1,565,715
Other fees and commissions	45,562	—	—	—	45,562
Gain on sales of foreclosed real estate	60,585	—	—	—	60,585
Gain on sales of available for sale securities	926,292	—	—	—	926,292
Other operating income	263,253	—	—	—	263,253

Total other income	2,861,407	—	—	—	2,861,407

Other expenses
Salaries and employee benefits	4,092,717	—	—	—	4,092,717
Occupancy and equipment expenses, net	1,202,522	—	4,913	—	1,207,435
Other operating expenses	6,011,740	573,038	2,614	—	6,587,392

Total other expenses	11,306,979	573,038	7,527	—	11,887,544

Loss before equity in undistributed loss of subsidiaries	(11,571,827)	(477,143)	(7,527)	(250,000)	(12,306,497)

Distributions in excess of earnings of subsidiaries	—	(10,335,067)	—	(10,335,067)	—

Loss before income tax benefit	(11,571,827)	(10,812,210)	(7,527)	10,085,067	(12,306,497)

Income tax benefit	(1,491,729)	(244,272)	(2,558)	—	(1,738,559)

Net loss	$(10,080,098)	$(10,567,938)	$(4,969)	$10,085,067	$(10,567,938)

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

41

EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Percent Owned	Jurisdiction of Incorporation/Origination
Capitol City Bank and Trust Company	100%	Georgia
Capitol City Home Loans, Inc.	100%	Georgia
Capitol City Bancshares Trust I	100%	Delaware

EXHIBIT 23.1

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Financial Planners®	Atlanta, Georgia 30329-4440
Certified Valuation Analysts ____________________	800-823-1224
FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Warner Robins
www.nicholscauley.com

April 7, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report, dated March 31, 2010, with respect to the consolidated financial statements of Capitol City Bancshares, Inc. included in this annual report on Form 10-K for the years ended December 31, 2009 and 2008, into the Registration Statements on Form S-8 relating to the Capitol City Bancshares, Inc. 1999 Stock Option Plan and Capitol City Bank Employee Stock Purchase Plan (File#333-12655 and #333-132184), as filed with the SEC on March 29, 2005 and March 6, 2006, respectively.

/s/ Nichols, Cauley & Associates, LLC

EXHIBIT 31.1

CERTIFICATIONS PURSUANT TO RULE 13a-14(a)/15d-14(a) UNDER THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, George G. Andrews, certify that:

1.	I have reviewed this Form 10-K of Capitol City Bancshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

April 7, 2010	/s/ George G. Andrews
GEORGE G. ANDREWS
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATIONS PURSUANT TO RULE 13a-14(a)/15d-14(a) UNDER THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Tatina Brooks, certify that:

1.	I have reviewed this Form 10-K of Capitol City Bancshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

April 7, 2010	/s/ Tatina Brooks
TATINA BROOKS
Chief Financial and Accounting Officer

EXHIBIT 32.1

CERTIFICATION OF CEO AND CFO PURSUANT TO

18 U.S.C. § 1350,

AS ADOPTED PURSUANT TO

§ 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Form 10-K of Capitol City Bancshares, Inc. (the “Company”) for the year ending December 31, 2009 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), George G. Andrews, Chief Executive Officer of the Company, and Tatina Brooks, Principal Financial and Accounting Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to the best of his/her knowledge that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

/s/ George G. Andrews
GEORGE G. ANDREWS
Chief Executive Officer
April 7, 2010

/s/ Tatina Brooks
TATINA BROOKS
Principal Financial and Accounting Officer
April 7, 2010

This certification accompanies this Report pursuant to § 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of § 18 of the Securities Exchange Act of 1934, as amended.